Exhibit 4.21



             AMENDMENT NO. 1 TO RIGHTS AGREEMENT


     Amendment No. 1 dated as of February 26, 2002 to the Rights Agreement dated as of May 3, 2000 (the "Rights Agreement") between Freeport-McMoRan Copper & Gold Inc. (the "Company") and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent").

                         WITNESSETH

     WHEREAS, at the 2002 annual meeting the Company is asking its stockholders to vote on a proposal to reclassify the Company's two classes of common stock into a single class of common stock by amending the Company's certificate of incorporation to convert each outstanding share of the Company's Class A common stock into one share of the Company's Class B common stock (the "Reclassification
Proposal");

     WHEREAS, if the stockholders approve the Reclassification Proposal, then the Rights Agreement will need to be amended to remove all references to Class A common stock of the Company;

     WHEREAS, one beneficial owner of Class A common stock recently inadvertently crossed the Threshold Percentage of ownership for the Class A common stock;

     WHEREAS, if the Reclassification Proposal passes, then this beneficial owner will hold less than the Threshold
Percentage after the two classes of common stock are combined;

     WHEREAS, if the Reclassification Proposal passes, then the Company will file an amendment to its certificate of incorporation converting each outstanding share of Class A common stock into a share of Class B common stock (the
"Amended Certificate of Incorporation");

     WHEREAS, the Company desires to exempt the beneficial owner from the definition of Acquiring Person until after the stockholders vote on the Reclassification Proposal;

     WHEREAS, the parties desire to amend the Rights
Agreement to reflect these matters;

     NOW, THEREFORE, the parties agree as follows:

1. Defined Terms and References. Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to Shereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Rights Agreement shall, after this Amendment becomes effective, refer to the Rights Agreement as amended hereby.

     2. Temporary Amendment to Rights Agreement. Until the earlier of the filing of the Amended Certificate of Incorporation or May 31, 2002,
          Section 1. Definitions. is hereby amended by restating the definition of "Exempt Person" in its entirety to read as follows:

          "Exempt Person" shall mean (i) the Company or any Subsidiary of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding
          Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company and (ii)
          Prudential Financial Inc. and all beneficial owners listed in its Schedule 13G filed with the SEC on February 13, 2002 as long as this group does not exceed the Threshold
          Percentage of the Common Stock and continues to hold the Class A Common Stock without intent to exercise control or influence the Company.

3.   Amendments to Rights Agreement if Reclassification
Proposal Passes. If the Reclassification Proposal passes, immediately upon the filing of the Amended Certificate of Incorporation, the Agreement shall be amended as follows:

     (a) Section 1. Definitions. of the agreement is hereby amended by adding the following definition as follows:

          "Amended Certificate of Incorporation" means the amendment to the Company's certificate of incorporation that was filed shortly after the Company's stockholders approved the proposal at the 2002 annual meeting of stockholders to reclassify the Class A Common
          Stock and the Class B Common Stock into a single class of common stock by converting each outstanding share of Class A Common
          Stock into one share of Class B Common Stock.

     (b) Section 1. Definitions. is hereby amended by restating the definition of "Common Stock" in its entirety to read as follows:

          "Common Stock" means the former outstanding
          Class A Common Stock that was converted into Class B Common Stock on a one share for one share basis immediately upon the filing of the Amended Certificate of Incorporation, the Class B Common Stock and any other common stock of the Company, except that, when used with reference to any Person other than the Company, "Common Stock" means the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.

     (c) All references to "Class A Common Stock" throughout the Rights Agreement shall be deemed to refer to the Company's Class B Common Stock, as amended by this Amendment.

4. Restatement. Following the Company's 2002 annual meeting of stockholders, the Agreement shall be restated in its entirety to incorporate this Amendment.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

7. Effectiveness. This Amendment shall become effective as of the date first above written.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

               Freeport-McMoRan Copper & Gold Inc.



By:_________________________________
   Richard C. Adkerson
   President & Chief
   Financial Officer

               Mellon Investor Services LLC



By:________________________________
   Name:
   Title: